UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2012

LBI MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-110122	05-0584918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue Burbank, California	91504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously announced, LBI Media Holdings, Inc. (“Holdings”), LBI Media, Inc., a wholly-owned subsidiary of Holdings (“Media”), and Liberman Broadcasting, Inc., the direct parent of Holdings (“Parent” and together with Media and Holdings, the “Companies”), have commenced private exchange offers (the “Exchange Offers”) with respect to Media’s 8 1/2% senior subordinated notes due 2017 (the “Old Senior Subordinated Notes”) and Holdings’ 11% senior discount notes due 2013 (the “Discount Notes”, and together with the Old Senior Subordinated Notes, the “Old Notes”) and solicitation of consents with respect to the Old Notes (the “Old Notes Consent Solicitation”), which is set to expire on December 26, 2012. Concurrently with the Exchange Offers and as previously announced, Media is also soliciting consents from holders of Media’s 9 1/4% Senior Secured Notes due 2019 (the “First Priority Senior Secured Notes”) to certain amendments to the indenture governing the First Priority Senior Secured Notes (the “First Priority Senior Secured Notes Consent Solicitation,” and together with the Old Notes Consent Solicitation, the “Consent Solicitations”), which is also set to expire on December 26, 2012.

The Exchange Offers for the Old Notes and the Consent Solicitations are conditioned on obtaining the consent of the lenders of a majority of the loans, commitments and letters of credit exposure under Media’s Amended and Restated Credit Agreement, dated as of March 18, 2011, by and among Media, the guarantors party thereto, the lenders party thereto, Credit Suisse Securities (USA) LLC, as lead arranger, Credit Suisse AG, Cayman Islands Branch, as collateral trustee, and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Credit Agreement”) to certain amendments to the Credit Agreement. On December 21, 2012, the Company received the consent of the lenders of a majority of the loans, commitments and letters of credit exposure under the Credit Agreement to certain amendments to the Credit Agreement, including amendments to permit the Exchange Offers. The amendments will only become effective if the Exchange Offers are consummated. Such amendments will include, among other things, modifications to the covenants to permit the Exchange Offers. The amendments will also make certain changes to the covenant package and events of default which conform to certain of the modifications that will be made to the indenture governing the First Priority Senior Secured Notes as part of the First Priority Senior Secured Notes Consent Solicitation, such as adding certain real property collateral as security for the Credit Agreement, modifying provisions related to Media’s subsidiary, Empire Burbank, LLC, and modifying the debt, lien, investment and restricted payment negative covenants. Additional changes to the Credit Agreement will also be effectuated by the amendments including a reduction in the required revolving facility leverage ratio from 3.50: 1.00 to 3.00 to 1.00, reductions in debt, lien, investment, asset sale and restricted payment baskets the addition of certain restrictions related to permitted acquisitions and certain modifications to the events of default.

As a result of entering into these amendments to the Credit Agreement and the previously disclosed support agreements with various holders of the Old Senior Subordinated Notes, the Discount Notes and the First Priority Senior Secured Notes, the Companies expect that all conditions to the Exchange Offers and Consent Solicitations will be satisfied and that they will not extend the Exchange Offers beyond their current expiration date of 5p.m., New York City time, on December 26, 2012.

The foregoing description of the amendment to the Credit Agreement is qualified by reference to the full text of amendment to the Credit Agreement, which is attached as Exhibit 10.1 to this Report on Form 8-K.

The prior amendment to the Credit Agreement that was previously announced in Holdings’ Form 8-K filed on November 26, 2012 did not become operative as a result of amendments to the terms of the Exchange Offers that were announced on December 11, 2012.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Consent Agreement and Second Amendment to Amended and Restated Credit Agreement, dated as of December 21, 2012, among LBI Media, Inc., as borrower, the guarantors party thereto, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral trustee

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on December 21, 2012.

LBI MEDIA HOLDINGS, INC.

By:	/s/ Blima Tuller
Blima Tuller
Chief Financial Officer